        1                                              EXHIBIT 1
              ENTERPRISE BUSINESS DEVELOPMENT, INC.
                         P.O. BOX 4448
                    Houston, Texas  77210-4448
                         (713)446-6877


  May 29, 1996


  Board of Directors
  Sterling Healthcare Group, Inc.
  6855 South Red Road, Suite 400
  Coral Gables, Florida  33143



  Members of the Board of Directors:

  On order to meet the increasing time demands of my other interests, I request that my name be withdrawn from nomination for election to a new term of service as a member of the board of directors.

  I offer my best wishes to each of you and for the continued success of the company.


  Sincerely,


  /s/ Henry O. Harper, Jr. M.D.